Exhibit 99.1

For Immediate Release

Cliffs Natural Resources Inc. Announces Decision on Bloom Lake Mine
Commences Formal Canadian Restructuring Proceedings

CLEVELAND - Jan. 27, 2015 - Cliffs Natural Resources Inc. (NYSE: CLF) announced today that Bloom Lake General Partner Limited and certain of its affiliates, including Cliffs Quebec Iron Mining ULC (collectively, “Bloom Lake Group”) commenced restructuring proceedings in Montreal, Quebec, under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”). The Bloom Lake Group had recently suspended operations and for several months has been exploring options to sell certain of its Canadian assets, among other initiatives.

The decision to seek protection under the CCAA was based on a thorough legal and financial analysis of the options available to the Bloom Lake Group. The Bloom Lake Group is no longer generating any revenues and is not able to meet its obligations as they come due. The Initial CCAA Order will address the Bloom Lake Group’s immediate liquidity issues and permit the Bloom Lake Group to preserve and protect its assets for the benefit of all stakeholders while restructuring and sale options are explored.

As part of the CCAA process, the Court has appointed FTI Consulting Canada Inc. as the Monitor. The Monitor’s role in the CCAA process is to monitor the activities of the Bloom Lake Group and provide assistance to the Bloom Lake Group and its stakeholders in respect of the CCAA process.

Lourenco Goncalves, Chairman of the Board, President and Chief Executive Officer of Cliffs Natural Resources Inc. said, “For several months, we have been seeking equity investors and exploring sale options for Bloom Lake including working collaboratively with Investissement Québec. We support the decision by the directors of the Bloom Lake Group to conduct a restructuring process under the supervision of the Court.”

Cliffs Natural Resources Inc. will file a Current Report on Form 8-K that provides pro forma financial information reflecting the deconsolidation of the Bloom Lake Group. Additional information regarding CCAA proceedings will be available on the Monitor’s website at http://cfcanada.fticonsulting.com/bloomlake.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company. The Company is a major supplier of iron ore pellets to the U.S. steel industry from its mines and pellet plants located in Michigan and Minnesota. Cliffs also produces low-volatile metallurgical coal in the U.S. from its mines located in West Virginia and Alabama. Additionally, Cliffs operates an iron ore mining complex in Western Australia and owns two non-operating iron ore mines in Eastern Canada. Driven by the core values of social, environmental and capital stewardship, Cliffs’ employees endeavor to provide all stakeholders operating and financial transparency.

News releases and other information on the Company are available at: http://www.cliffsnaturalresources.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: our ability to successfully execute an exit option for Bloom Lake mine that minimizes the cash outflows and associated liabilities of our Canadian operations including the CCAA process; trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our actual levels of capital spending; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the U.S. Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

Contact:
Patricia Persico
Director, Global Communications
(216) 694-5316
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